Exhibit 99.1

FOR:

REDWOOD EMPIRE BANCORP

APPROVED BY:	Patrick Kilkenny
President and CEO
(707) 573-4911

For Immediate Release

REDWOOD EMPIRE BANCORP REPORTS

THIRD QUARTER 2003 NET INCOME

SANTA ROSA, Calif. (October 22, 2003) — Redwood Empire Bancorp (NASDAQ: REBC) today reported net income of $2,085,000 or $.41 per diluted share for the quarter ended September 30, 2003.  This compares with net income of $1,958,000 or $.36 per diluted share for the same quarter a year ago.  Annualized return on common equity was 29.90% in the third quarter of 2003 as compared with 27.29% in the same quarter a year ago.  Annualized return on assets was 1.60% in the third quarter of 2003 as compared to 1.54% one year ago.  For the nine months ended September 30, 2003, net income was $6,282,000 or $1.21 per diluted share.  This compares with $5,930,000 or $1.09 per diluted share for the nine months ended September 30, 2002.  On July 15, 2003, the Company’s Board of Directors declared a three-for-two stock split of its outstanding shares of common stock.  Earnings per share information for all prior periods presented give effect to the stock split.  The stock split was effected in the form of a stock dividend and entitled each stockholder of record at the close of business on July 28, 2003 three shares for every two shares of Redwood Empire Bancorp common stock held on that date.  “We are extremely pleased with bottom line results,” noted Patrick Kilkenny, President and Chief Executive Officer.  “Growing our franchise, providing excellent service to customers and delivering outstanding returns to our shareholders are our key objectives,” said Kilkenny.

On July 24, 2003, the Company announced the completion of its second $10,000,000 trust preferred securities financing.  The financing, which is due in 30 years, currently qualifies for Tier II regulatory capital treatment and bears an interest rate of 6.35% for five years and then resets to the three month LIBOR plus 3.1% for the next 25 years.  Interest expense associated with this financing is approximately $52,000 per month.  Debt issuance costs amounted to approximately $215,000 and will be amortized over the life of the offering. The funds qualify as regulatory capital, subject to certain limitations, and are being used for stock repurchase and other corporate matters.

On August 25, 2003, the Company announced the resignation of James Beckwith, EVP and Chief Financial Officer.  Mr. Beckwith’s resigned his position with the Company effective September 5, 2003 to become President and CEO of a Sacramento area commercial banking company in organization.  The Company further announced that long-time Controller, Ms. Kim McClaran has assumed the role of Chief Financial Officer of the bank and holding company on an interim basis.  Ms. McClaran has been working in the finance area of the Company for 15 years.

Total deposits amounted to $454,887,000 as of September 30, 2003 as compared to $452,014,000 at September 30, 2002, which amounts to a $2,873,000 or .6% increase.  Total assets amounted to $515,302,000 as of September 30, 2003 as compared to $509,863,000 at September 30, 2002, which amounts to a $5,439,000 or a 1% increase.  Total loans, excluding mortgage loans held for sale amounted to $411,925,000 as of September 30, 2003 as compared to $367,874,000 one year ago, or a 12% increase.

Net interest income amounted to $5,783,000 in the third quarter of 2003, compared to $5,271,000 in the same period in 2002, which represents a $512,000 or 10% increase.  The increase in net interest income is attributable to an increase in earning assets and a higher net interest margin.  Average earning assets amounted to $488,727,000 for the three months ended September 30, 2003 as compared to $476,552,000 for the same period one year ago.  Earning asset growth was bolstered by strong loan demand. The net interest margin was 4.69% for the quarter ended September 30, 2003 as compared to 4.39% one year ago.  Net interest income amounted to $16,991,000 for the nine months ended September 30, 2003 as compared to $15,583,000 one year ago, an increase of $1,408,000 or 9%.

There was no loan loss provision for the three and nine months ended September 30, 2003 and September 30, 2002.  Net recoveries were $53,000 or .05% (annualized) and $145,000 or .05% (annualized) of average portfolio loans for the three and nine months ended September 30, 2003.  This compares to net charge-offs of $8,000 or .01% (annualized) and $2,000 or .00% (annualized) one year ago.  Non-performing assets at September 30, 2003 were $2,682,000 or .5% of total assets, as compared to non-performing assets of $1,419,000, or .3% of total assets, as of September 30, 2002.  The allowance for loan losses to nonperforming loans was 281% as of September 30, 2003 as compared to 534% as of September 30, 2002.

Non-interest income amounted to $1,666,000 for the quarter ended September 30, 2003 as compared to $2,155,000 in the same period in 2002 or a 23% decrease.  Non-interest income amounted to $4,944,000 for the first nine months ended September 30, 2003 as compared to $5,766,000 one year ago.  Merchant draft processing revenues decreased $135,000 from $1,322,000 in the third quarter of 2002 to $1,187,000 in the third quarter of 2003.  For the nine-month period ended September 30, 2003, merchant draft processing revenues amounted to $3,404,000, a decrease of $294,000 from $3,698,000 for the same period in 2002.  Merchant draft processing revenues decreased in the three and nine months ended September 30, 2003 as compared to the same periods one year ago.  During the third quarter of 2002, the Company recognized approximately $120,000 in income associated with the renegotiation of the Company’s processing contract with FDR.  Additionally, in the first and second quarters of 2002, the Company recorded an additional $160,000 in revenue associated with a portfolio sale.  Excluding net revenue from merchant draft processing, non-interest income amounted to $479,000 and $1,540,000 for the three and nine months ended September 30, 2003 as compared to $833,000 and $2,068,000 for the same periods one year ago.  The decrease in non-interest income during the three and nine months ended September 30, 2003 as compared to the same periods one year ago was primarily due to $259,000 in net realized gains on investment securities available for sale recorded in the third quarter of 2002.

Non-interest expense amounted to $4,139,000 for the quarter ended September 30, 2003 as compared to $4,303,000 in the same period one year ago.  The Company’s efficiency ratio for the third quarter of 2003 amounted to 55.56% as compared to 57.95% one year ago.  Non-interest expense amounted to $12,126,000 for the nine month period ended September 30, 2003 as compared to $11,945,000 one year ago.  This represents an increase of $181,000 or 2%.  The efficiency ratio for the Company’s subsidiary, National Bank of the Redwoods was 51.29% for the quarter ended September 30, 2003 as compared to 50.33% one year ago.  For the nine months ended September 30, 2003, National Bank of the Redwood’s efficiency ratio was 51.59% as compared to 50.38% for the same period one year ago.  Salaries and employee benefits increased $120,000 and $314,000 for the three and nine months ended September 30, 2003 as compared to the same periods one year ago due to third quarter 2003 expenses associated with the Company’s executive search process and the impact of normal annual salary increases.  Occupancy expense decreased $56,000 and $21,000 for the three and nine months ended September 30, 2003 as compared to the same periods one year ago due the February 2003 move of the Company’s operations center.  Such move resulted in a decrease in the Company’s monthly rent expense by approximately $11,000.  Other expenses decreased $228,000 and

$112,000 for the three and nine months ended September 30, 2003 as compared to the same periods one year ago, primarily due to the third quarter 2002 costs incurred for legal and consulting fees associated with certain corporate activities, which included exploring strategic options for the Company and its Merchant Bankcard segment.

For the three and nine months ended September 30, 2003, the net income of the Company’s community banking segment was $1,688,000 and $5,103,000 on revenues of $6,087,000 and $17,963,000.  This compares to net income of $1,490,000 and $4,577,000 and revenues of $5,963,000 and $17,196,000 for the same periods one year ago.  The segment’s 13% and 11% improvement in net income for the three and nine months ended September 30, 2003, as compared to the same periods in 2002, is primarily attributable to an increase in net interest income.  The net income of the Company’s bankcard segment was $397,000 and $1,179,000 for the three and nine months ended September 30, 2003 versus $468,000 and $1,353,000 in 2002.  The decrease in the segment’s net income for the three and nine months ended September 30, 2003 is primarily due to a decrease in merchant draft processing revenue and an increase in salaries and employee benefits expenses.  The increase in the unit’s salaries and employee benefits expense is due to a build-up in sales development personnel.  The merchant bankcard segment’s net income comprised 19% of the Company’s consolidated net income for the three and nine months ended September 30, 2003, compared to 24% and 23% of the Company’s consolidated net income for the three and nine months ended September 30, 2002.

In August 2001, the Company announced an authorization to repurchase 533,250 shares, as adjusted for the three-for-two stock split declared July 15, 2003.  To date, 525,900 shares have been repurchased under the current authorization, as adjusted for the three-for-two stock split declared July 15, 2003. Under the repurchase program, the Company plans to purchase shares from time to time on the open market and/or in privately negotiated transactions.

Total assets were $515,302,000 at September 30, 2003.  Common book value per share was $5.47.  The Company’s Tier 1 capital to average assets ratio was 6.58% as of September 30, 2003.

Redwood Empire Bancorp, through its principal operating subsidiary, National Bank of the Redwoods, provides diverse financial products and services.  The Company offers commercial banking services primarily to businesses and professionals in the North Coast counties of California.  The Company’s business strategy includes the development of fee-based products and services which will provide insulation to the Company’s results from changes in interest rates.

Except for historical information contained herein, the statements contained in this press release, including statements concerning future increases in the value of Redwood Empire Bancorp stock, are forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act or 1934, as amended.  These forward-looking statements are subject to risks and uncertainties. Actual results may differ materially from those set forth in or implied by forward-looking statements. These risks are described from time to time in Redwood Empire Bancorp’s Securities and Exchange Commission filings, including its Annual Reports on Form 10-K and quarterly reports on Form 10-Q. Redwood Empire Bancorp disclaims any intent or obligation to update these forward-looking statements.

(Tables to follow)

REDWOOD EMPIRE BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands except for earnings per share and share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Total interest income	$7,538	$7,806	$22,688	$22,949
Total interest expense	1,755	2,535	5,697	7,366
Net interest income	5,783	5,271	16,991	15,583
Provision for loan losses	—	—	—	—
Net interest income after provision for loan losses	5,783	5,271	16,991	15,583
Service charges on deposit accounts	260	288	782	910
Merchant draft processing, net	1,187	1,322	3,404	3,698
Loan servicing income	32	66	110	201
Net realized gains on investment securities available for sale	—	259	86	294
Other income	187	220	562	663
Total noninterest income	1,666	2,155	4,944	5,766
Salaries and employee benefits	2,466	2,346	7,008	6,694
Occupancy and equipment expense	475	531	1,567	1,588
Other	1,198	1,426	3,551	3,663
Total noninterest expense	4,139	4,303	12,126	11,945
Income before income tax expense	3,310	3,123	9,809	9,404
Income tax expense	1,225	1,165	3,527	3,474
Net income	$2,085	$1,958	$6,282	$5,930

Basic earnings per share:
Net income available for common stock shareholders	$0.42	$0.37	$1.24	$1.13
Weighted average shares	4,987,000	5,214,000	5,049,000	5,234,000

Diluted earnings per share:
Net income available for common stock shareholders	$0.41	$0.36	$1.21	$1.09
Weighted average shares	5,141,000	5,400,000	5,171,000	5,424,000

Selected Ratios
Annualized Return on Average Total Equity	29.90%	27.29%	29.73%	29.16%
Annualized Return on Average Total Assets	1.60%	1.54%	1.62%	1.63%

Selected Balance Sheet Data

(In Thousands)

(Unaudited)

	September 30, 2003	December 31, 2002	September 30, 2002

Total Loans, Excluding Mortgage Loans Held for Sale	$411,925	$365,076	$367,874
Allowance for Loan Losses	7,545	7,400	7,578
Total Assets	515,302	513,181	509,863
Total Deposits	454,887	453,093	452,014
Trust Preferred Debt	20,000	10,000	10,000
Total Shareholders’ Equity	27,062	28,807	28,811
Nonperforming Assets	2,682	2,794	1,419

REDWOOD EMPIRE BANCORP AND SUBSIDIARIES

BUSINESS SEGMENTS

(Unaudited)

(Dollars in thousands)

	Three Months Ended September 30, 2003		Three Months Ended September 30, 2002
	Community Banking	Bankcard	Community Banking	Bankcard

Total interest income	$7,538	$—	$7,806	$—
Total interest expense	1,747	8	2,529	6
Interest income (expense) allocation	(183)	183	(147)	147
Net interest income	5,608	175	5,130	141
Provision for loan losses	—	—	—	—
Service charges on deposit accounts	260	—	288	—
Merchant draft processing, net	—	1,187	—	1,322
Loan servicing income	32	—	66	—
Net realized gains on investment securities available for sale	—	—	259	—
Other income	187	—	220	—
Total noninterest income	479	1,187	833	1,322
Salaries and employee benefits	1,975	491	1,885	461
Occupancy and equipment expense	430	45	485	46
Other	1,004	194	1,217	209
Total noninterest expense	3,409	730	3,587	716
Income before income tax expense	2,678	632	2,376	747
Income tax expense	990	235	886	279
Net income	$1,688	$397	$1,490	$468

	Nine Months Ended September 30, 2003		Nine Months Ended September 30, 2002
	Community Banking	Bankcard	Community Banking	Bankcard

Total interest income	$22,688	$—	$22,949	$—
Total interest expense	5,667	30	7,342	24
Interest income (expense) allocation	(598)	598	(479)	479
Net interest income	16,423	568	15,128	455
Provision for loan losses	—	—	—	—
Service charges on deposit accounts	782	—	910	—
Merchant draft processing, net	—	3,404	—	3,698
Loan servicing income	110	—	201	—
Net realized gains on investment securities available for sale	86	—	294	—
Other income	562	—	663	—
Total noninterest income	1,540	3,404	2,068	3,698
Salaries and employee benefits	5,605	1,403	5,397	1,297
Occupancy and equipment expense	1,431	136	1,451	137
Other	2,958	593	3,088	575
Total noninterest expense	9,994	2,132	9,936	2,009
Income before income tax expense	7,969	1,840	7,260	2,144
Income tax expense	2,866	661	2,683	791
Net income	$5,103	$1,179	$4,577	$1,353